Exhibit 10.21

Executive Incentive Plan

Purpose

The purpose of the MobiTV Executive Annual Incentive Plan (the “Plan”) is to incent and reward the Executive team of MobiTV (the “Company”) for achievement of annual Company performance goals.

Administration

This Executive Incentive Plan sets forth the potential annual bonus compensation, based on achievement of certain corporate and individual performance objectives, for participating executive officers. In order to receive an annual cash incentive bonus, an employee must be a member of the executive team through year-end and the Company performance goals under the Plan must be met. Executives who are hired or promoted during the year will be eligible to receive a prorated bonus based on service. The Compensation Committee will administer and interpret this plan, and resolve any questions in connection therewith; the Compensation Committee’s determination will be final and binding. Where permitted by applicable law, the Compensation Committee reserves the right to modify, in its discretion and at any time, the terms of this Plan, including but not limited to the Plan performance objectives, targets and payouts.

Performance Period

The Plan’s performance period is the Company’s fiscal year, unless otherwise determined by the Compensation Committee.

Target Bonuses

At the start of each fiscal year, the Compensation Committee will establish target bonus amounts for each Executive, which will be expressed as a percentage of the Executive’s base salary unless otherwise determined by the Compensation Committee.

Eligibility

Only employees who are executive officers of the Company, as determined by the Company’s Board of Directors, are eligible to participate in this Plan.

Performance Goals

Target performance goals under the Plan will be one or more corporate financial metrics selected by the Compensation Committee, and may include such metrics as revenue, EBITDA, cash flow, earnings per share, the non-GAAP equivalent of any such financial metric, and any other metric the Compensation Committee in its discretion may select. If more than one financial metric is selected, the Compensation Committee shall determine the relative weighting of each metric. Payments to Executives under the Plan are based upon achievement of the selected performance goals.

Plan Funding and Payouts

The Committee, in its discretion, shall determine the performance-payout formula for the metrics established, including minimum and maximum performance and payouts. The Compensation Committee reserves the right to modify the performance-payout formula based on Company goals and type of metric used.

Payout Timing

To be eligible to receive a payout of an award under the Plan, a participant must be employed through the date the bonus is calculated.

Clawback of the Payout

All payments under this Plan are subject to any compensation recovery (“clawback”) policy that the Company may adopt in the future.